Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “Amendment”) dated as of April 10, 2009 is by and between InFocus Corporation, an Oregon corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”).

RECITALS

WHEREAS, the Rights Agent and the Company are parties to that certain Rights Agreement dated as of January 7, 2009 (the “Rights Agreement”);

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, supplement or amend the Rights Agreement during such time as the Rights are redeemable; and

WHEREAS, the Board of Directors of the Company has determined to amend the Rights Agreement in certain respects and has so directed the Rights Agent.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the Company and the Rights Agent hereby agree:

AGREEMENT

1. Definitions. Capitalized terms used in this Amendment but not otherwise defined shall have the meanings given to them in the Rights Agreement.

2. Amendments.

(a) Section 1.1 of the Rights Agreement shall be amended by inserting the following at the end of such Section 1.1:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, none of Image Holdings Corporation, an Oregon corporation (“Parent”), its subsidiaries, Affiliates or Associates, including without limitation IC Acquisition Corp. (“Sub”), either individually or as a group, is or shall be an Acquiring Person pursuant to this Agreement by reason of their acquisition, or their right to acquire, beneficial ownership of shares of the Company as a result of their approval, execution or delivery of the Agreement and Plan of Merger dated April 10, 2009 among Parent, Sub and the Company (as such agreement may from time to time be amended, the “Merger Agreement”) or any amendment thereto approved in advance by the Board of Directors of the Company, the announcement or consummation of the Merger (as defined in the Merger Agreement) (the “Merger”), or any other transaction contemplated by the Merger Agreement, including without limitation the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase, or the execution and delivery of the Support Agreements (as defined in the Merger Agreement) or the consummation of the transactions contemplated thereby.”

(b) Section 1.10 of the Rights Agreement shall be amended by inserting the following at the end of such Section 1.10:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Shares Acquisition Date shall not occur by reason of the approval, execution or delivery of the Merger Agreement or any amendment thereto approved in advance by the Board of Directors of the Company, the announcement or consummation of the Merger, or any other transaction contemplated by the Merger Agreement, including without limitation the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase or the execution and delivery of the Support Agreements or the consummation of the transactions contemplated thereby.”

(c) Section 3.1 of the Rights Agreement shall be amended by inserting the following at the end of such Section 3.1:

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur by reason of the approval, execution or delivery of the Merger Agreement or any amendment thereto approved in advance by the Board of Directors of the Company, the announcement or consummation of the Merger, or any other transaction contemplated by the Merger Agreement, including without limitation the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase or the execution and delivery of the Support Agreements or the consummation of the transactions contemplated thereby.”

(d) Section 7.1(i) of the Rights Agreement (including the definition of “Final Expiration Date” therein) shall be amended to read in its entirety as follows:

“the earlier of immediately prior to the Effective Time (as defined in the Merger Agreement) or the close of business on January 7, 2012 (the earlier of such two times, the “Final Expiration Date”). The Company shall give the Rights Agent reasonable advance written notice of the Effective Time, provided, however, that if the Company is the surviving corporation under the Merger Agreement, the Company shall give the Rights Agent prompt written notice of the Effective Time.

(e) The following is added as a new Section 35 of the Rights Agreement to read in its entirety as follows:

“Section 35. Exception for Merger Agreement and Tender Offer. Notwithstanding any provision in this Agreement to the contrary, (i) no Distribution Date and no Shares Acquisition Date shall occur, (ii) none of Parent, Sub or any of their Affiliates or Associates, either individually or as a group, shall become an Acquiring Person, (iii) no Rights shall become exercisable pursuant to any provision of this Agreement, and (iv) no holder of any Rights shall be entitled to any rights or notices under this Agreement, in any such case, by reason of (a) the approval, execution or delivery of the Merger Agreement or any amendment thereto approved in advance by the Board of Directors of the Company, the consummation of the transactions contemplated thereby or any announcement of the same, (b) the tender offer contemplated by the Merger Agreement, the announcement or consummation thereof, the tender of securities pursuant to such tender offer or the acceptance of such tendered securities for purchase, or (c) the execution and delivery of the Support Agreements or the consummation of the transactions contemplated thereby.”

3. Remaining Terms. Those portions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect. Notwithstanding the foregoing, the Rights Agent and the Company acknowledge and agree that upon the Final Expiration Date the Rights Agreement shall terminate and be of no further force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement.

4. Integration. This Amendment, read in conjunction with the Rights Agreement, constitutes the entire agreement between the parties with respect to the subject mater hereof and expressly replaces, supersedes and negates any prior or contemporaneous agreements, whether written or oral.

5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, obligations, duties and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which, taken together, shall constitute one document, and shall be effective when signed by all parties hereto. Signatures transmitted via facsimile shall be effective and binding for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed and attested, all as of the day and year first above written.

INFOCUS CORPORATION

Attest:	/s/ Dawn M. Riha	By:	/s/ Lisa K. Prentice
		Name:	Lisa K. Prentice
		Title:	Senior Vice President and Chief Financial Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

		By:	/s/ Thomas L. Cooper
		Name:	Thomas L. Cooper
		Title:	Assistant Vice President

[Signature Page to First Amendment to Rights Agreement]